UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): April 23, 2015
MILLER ENERGY RESOURCES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Tennessee
(State or Other Jurisdiction of Incorporation)

001-34732	62-1028629
(Commission File Number)	(IRS Employer Identification No.)

9721 Cogdill Road, Suite 302
Knoxville, TN 37932
(Address of Principal Executive Offices)

(865) 223-6575
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement

On April 27, 2015, Miller Energy Resources, Inc. (the “Company”) terminated the 2016 portion of its oil hedges with KeyBank National Association (“KeyBank”). The liquidation yielded $11.5 million in net proceeds to the Company. The Company has applied $10.5 million of these proceeds to pay down amounts outstanding under our Credit Agreement, dated as of June 2, 2014, among the Company, as borrower, KeyBank, as administrative agent, and the lenders party thereto. The remaining $1.0 million in proceeds was used to pay certain of the Company’s accounts payable.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continuing Listing Rule or Standard; Transfer of Listing

On April 23, 2015, the Company received a notice (the “Notice”) from NYSE Regulation, Inc. ("NYSE Regulation") that it is not in compliance with the continued listing standards set forth in Section 802.01C of the Listed Company Manual (“Section 802.01C”) of the New York Stock Exchange, Inc. (the “NYSE”). Such noncompliance is based on the average closing price of the Company’s common stock being less than $1.00 over a consecutive 30 trading-day period.

Pursuant to NYSE rules, the Company intends to file a response with NYSE Regulation indicating its intent to cure this deficiency and has indicated the same to NYSE regulation in talks with them.

In accordance with Section 802.01C, the Company has six months from the date of receipt of the Notice to achieve compliance with the continued listing standards of Section 802.01C. The Company can regain compliance with the minimum average closing price standard at any time during the six-month cure period if, on the last trading day of any calendar month during the cure period, the Company has (i) a closing share price of at least $1.00 and (ii) an average closing share price of at least $1.00 over the 30 trading-day period ending on the last trading day of that month.

The Company’s common stock will continue to be listed and traded on the NYSE during this six-month cure period, subject to the Company’s compliance with the NYSE’s other applicable continued listing standards, under the symbol “MILL,” but will be assigned a “.BC” indicator by the NYSE to signify that the Company is not currently in compliance with the NYSE’s continued listing standards. In the event that the Company fails to achieve compliance with the continued listing standards of Section 802.01C by the expiration of the six-month cure period, Section 802.01C calls for the NYSE to commence procedures for suspension and delisting of the Company’s common stock.

On April 29, 2015, the Company issued a press release announcing, among other things, its receipt of the Notice. A copy of that press release is filed as Exhibit 99.1 hereto.

Item 7.01    Regulation FD Disclosure.

As noted in Item 3.01 above, on April 29, 2015, the Company issues a press release announcing, among other things, its receipt of the Notice. This press release also included a discussion of the notice of a possible enforcement action issued by the Securities and Exchange Commission (the “Commission”), as discussed in Item 8.01 below. A copy of this presentation is attached as Exhibit 99.1.

Pursuant to General Instruction B.2 of Form 8-K, the information in this Item 7.01 of Form 8-K, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise be subject to the liabilities of that section, nor is it incorporated by reference into any filing of Miller Energy Resources, Inc. under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 8.01.    Other Events.

On April 28, 2015, the Commission issued a notice to the Company indicating that the Commission had made a preliminary determination to recommend a civil action against the Company in connection with its public filings and material weakness over financial reporting.  The notice invites the Company to file a response showing why no such action should be taken.  The Company believes the proposed action would relate to the reported valuation of certain Alaskan assets acquired by the Company from Pacific Energy in 2009 and subsequently reported by the Company. On the same date, the Commission issued similar notices to persons employed by the Company at the time the acquisition was initially reported.

The Company is still seeking additional information on the proposed action before determining its response.  Were the Commission to bring such an action, the Company cannot determine the amount of any potential monetary penalties or any other impact as a result of the proposed enforcement action.

As noted above in Item 7.01, the receipt of this notification was discussed in a press release issued by the Company on April 29, 2015. A copy of that press release is filed as Exhibit 99.1 hereto.

Item 9.01.    Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
99.1
Press release dated April 29, 2015, announcing, among other things, the Company’s receipt of the Notice and the unrelated notice of possible SEC civil action related to its 2009 Alaska asset acquisition

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 29, 2015	Miller Energy Resources, Inc.
	By:	/s/ Carl F. Giesler, Jr.
Carl F. Giesler, Jr
Chief Executive Officer